UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2008

NATIONAL MENTOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-138362	31-1757086
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

313 Congress Street, 6th Floor

Boston, Massachusetts 02210

(Address of Principal executive offices, including Zip Code)

(617) 790-4800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On October 14, 2008, National Mentor Holdings, Inc. (the “Company”) drew $40 million of funds from its revolving credit facility under its credit agreement dated June 29, 2006, as amended February 28, 2007, among NMH Holdings, LLC, the Company, the several lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  The funds will be used for general corporate purposes, potential acquisitions and an upcoming earn-out payment relating to the CareMeridian acquisition.  Pending these uses, the funds have been invested in a money market fund that invests only in short-term US Treasury securities.

Borrowings under the revolving credit facility bear interest at the applicable prime rate or LIBOR, plus an applicable margin, as specified in the credit agreement, and are collateralized by a first priority security interest in all of the current and future assets of the Company. The Company has selected a revolving loan at the applicable prime rate plus a margin of 1.25%.  The all-in rate of interest on this $40 million revolving loan is 5.75%.  Payments of the principal amounts of borrowings under the revolving credit facility are due no later than June 29, 2012.  After taking into account this drawdown, as of October 14, 2008, the Company has an available capacity of approximately $82 million remaining under the revolving credit facility.

The foregoing description of the revolving credit facility and the drawdown is qualified in its entirety by the description of the Company’s credit facilities under Note 11 to the Company’s financial statements included in its Annual Report on Form 10-K for fiscal year ended September 30, 2007.  Such description is also qualified by reference to the full text of the Credit Agreement, which was filed as Exhibit 10.1 to the Company’s S-4 Registration Statement filed on November 1, 2006, and the First Amendment filed as Exhibit 10.1.2 to the Company’s Form 10-Q for the quarterly period ended March 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL MENTOR HOLDINGS, INC.

Date: October 14, 2008	/s/ Denis M. Holler
Name: Denis M. Holler
	Title:	Executive Vice President, Chief
Financial Officer and Treasurer